Exhibit 99.1

AGENUS ACQUIRES CELEXION ASSETS AND EXPANDS ITS ANTIBODY DISCOVERY PLATFORM

•	SECANT® yeast display technology to provide speed and cost advantages

•	Combination with Agenus’ mammalian Retrocyte DisplayTM technology to result in a uniquely powerful antibody platform
LEXINGTON, Mass. –April 8, 2015 - Agenus Inc. (NASDAQ: AGEN) an immunology company developing innovative treatments for cancers and other diseases, today announced the acquisition of key antibody assets of Celexion, LLC, a privately held Cambridge, Mass. biotech company.
Included in the asset acquisition is the SECANT® yeast display platform for the generation of novel monoclonal antibodies. SECANT is designed to enable highly efficient interrogation of drug targets such as checkpoint proteins. With this acquisition, Agenus will now have the benefit of using its Retrocyte DisplayTM platform for further optimization of antibodies arising from both the mammalian Retrocyte Display platform and the SECANT yeast display platform. The Company will utilize the combined platforms to accelerate development of both internal and partnered programs, including those with Merck and Incyte. The acquired assets also include Celexion’s novel approaches to generate antibodies against membrane bound protein targets such as GPCRs and ion channels, which will be used to assess antibody binding and help determine functional attributes of agonist and antagonist antibodies in a highly efficient manner.

“We are highly focused on dissecting the interactions of cancer and the immune system, allowing us to select key points for therapeutic interventions,” said Robert B. Stein, MD, PhD, Chief Scientific Officer of Agenus. “Additionally, we are committed to establishing world-class antibody discovery and development capabilities. Last year’s acquisition of 4-Antibody gave us the powerful, proprietary mammalian antibody display platform Retrocyte Display. Since then, we have advanced several development candidates to IND-enabling studies against four antibody targets using the Retrocyte Display platform. The SECANT yeast display platform is highly complementary to Retrocyte Display, which will allow us to maximize the speed and flexibility in antibody generation and optimization. We will utilize the combined capabilities to create best-in-class medicines to treat patients suffering from cancer and infectious disease.”

Under the terms of the asset purchase agreement, Agenus paid Celexion $1 million in cash and $3 million in Agenus stock at the closing; additional consideration in stock and/or cash will be due over the next 24 months.

About Agenus
Agenus is an immunology company discovering and developing innovative treatments for cancers and other diseases. Our programs are supported by three separate but synergistic technology platforms. Agenus’ checkpoint modulator programs target GITR, OX40, CTLA-4, LAG-3, TIM-3 and PD-1. The Company’s proprietary discovery engine Retrocyte DisplayTM is used to generate fully human and humanized therapeutic antibody drug candidates. The Retrocyte DisplayTM platform uses a high-throughput approach incorporating IgG format human antibody libraries expressed in mammalian B-lineage cells. Agenus’ heat shock protein-based vaccines for cancer and infectious diseases have recently completed Phase 2 studies in newly diagnosed glioblastoma multiforme, and herpes simplex virus type 2 genital herpes. The Company’s QS-21 Stimulon® adjuvant platform is extensively partnered with GlaxoSmithKline and Janssen Sciences Ireland UC and includes several candidates in Phase 2, as well as shingles and malaria vaccines which have both successfully completed Phase 3 clinical trials. For more information, please visit www.agenusbio.com, or connect with the company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statement
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the expected benefit from the acquisition of the Celexion assets, the Company’s research and development activities, the Company’s plans to combine the newly-acquired SECANT yeast display platform with its Retrocyte Display platform to create best-in-class medicines, and its expected impact on the development timeline for internal and partnered programs, and future payments owed to Celexion. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Media:
Brad Miles
BMC Communications
646-513-3125
bmiles@bmccommunications.com

Investors:
Andrea Rabney/ Jamie Maarten
Argot Partners
212-600-1902
andrea@argotpartners.com
jamie@argotpartners.com